Exhibit 14.1

NEW YORK REIT, INC.

SECOND AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS
As Adopted on February 17, 2016
OVERVIEW
This Code of Business Conduct and Ethics (this “Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of New York REIT, Inc. and its subsidiaries (referred to in this Code as the “Company”).

The Board of Directors of the Company has adopted this Code in order to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company;

•	compliance with applicable governmental rules and regulations; and

•	accountability for adherence to this Code.

PRINCIPLES
Complying with Laws, Regulations, Policies and Procedures
All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.
Directors, officers and employees are directed to specific policies and procedures available to them and to persons they supervise.
Insider Trading
No director, officer or employee who has access to confidential information may use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. You must always have any sales or acquisitions of the Company’s securities pre-approved by the Company’s general counsel. If you have any questions, please consult the Company’s general counsel.
All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests.

Conflicts of Interest
A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.
Sometimes, conflicts of interest will develop accidentally or unexpectedly, and the appearance of a conflict of interest can also easily arise. If an employee, officer or director has a conflict, actual or potential, the employee, officer or director should report such conflict to higher levels of management, the general counsel, the board of directors or the chief executive officer. Conflicts of interest may not always be clear-cut, so if a question arises, employees, officers or directors should consult with higher levels of management, the general counsel, the board of directors or the chief executive officer.
Any employee, officer or director that becomes aware of a conflict or potential conflict should bring it to the attention of higher levels of management, the general counsel, the board of directors or the chief executive officer. Such communications will be kept confidential to the extent feasible.
Corporate Opportunity
Directors, officers and employees are prohibited from (a) taking for themselves corporate opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Confidentiality
Employees, officers and directors of the Company must maintain the confidentiality of information entrusted to them by the Company, our suppliers, our business partners and prospective business partners, except when disclosure is either expressly authorized by the Company or required by law. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Company or its suppliers, business partners and prospective business partners, if disclosed. It also includes information that suppliers, business partners and prospective business partners have entrusted to us. The Company expects that each employee, officer and director will preserve all such confidential information even after his or her employment or relationship with the Company ends. In some cases, disclosure of any such confidential information, even after termination of employment or other relationship, may result in civil liability to the individual. All employees, officers and directors must, upon termination of employment or relationship with the Company, return all confidential information to the Company, including originals and copies, whether in electronic or hard copy.

Fair Dealing
The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, tenants, brokers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.
The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Company unless: (1) it is not a cash gift, (2) it is consistent with customary business practices, (3) there was a prior social relationship between the parties, (4) it is nominal in value, (5) the gift cannot be construed as a bribe or payoff and (6) it does not violate any laws or regulations. No tickets to events should be offered, given, provided or accepted by any director, officer or employee of the Company unless the party providing the tickets is present at such event or the tickets have been pre-approved by the chief executive officer. Any gifts that are substantial in nature (i.e., with a value of $250 or more, or of relative scarcity, including but limited to, gifts of tickets to major sporting or cultural events) must be pre-approved by the chief executive officer. Please discuss with the chief executive officer any gifts or proposed gifts which you are not certain are appropriate.

Protection and Proper Use of the Company Assets
All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s general counsel can provide guidance to you in this area.

Public Company Reporting
As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission (the “SEC”) be accurate, timely and in accordance with all applicable laws and regulations. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements. However, no employee, officer or director of the Company should respond to inquiries regarding, or otherwise communicate to any outside party, results, forecasts or trends without the prior approval of the chief executive officer.
Financial Statements and Other Records
All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors.
Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment of any kind.

Health and Safety

The Company strives to provide each employee, officer and director with a safe and healthful work environment. Each employee, officer and director has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Each employee, officer and director should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR
Asking Questions and Voicing Concerns

    This Code provides an overview of the legal and ethical responsibilities applicable to employees, officers and directors. Each employee, officer and director is responsible for upholding these responsibilities.

The standards and expectations outlined here are intended to guide such individuals in making the right choices. If any aspect of the Code is unclear, or if any individual has any questions or faces a situation that is not addressed herein, they should bring them to the Company’s attention. The Company recognizes that in some situations it is difficult to know right from wrong. Since this Code cannot anticipate every situation that will arise, it is important that the Company have a way to approach a new question or problem. Each employee, officer and director should keep the following steps and questions to keep in mind:

•	Make sure you have all the facts. To reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•
Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it:

◦	First, by reporting to our general counsel at 1 (844) 254-3064. All submissions will be reviewed by the Company’s general counsel and chairman of the audit committee.

◦	Second, with any applicable chief risk officer.

◦	Third, if your conversation with such chief risk officer is not satisfactory, with the chairman of the audit committee.

•
Seek help from the Company resources online. The Company has established a secure website using ethicspoint.com, which is available at www.nyrt.com. The website is be hosted by a third-party vendor on secure servers. You may make a report by following the link on that website; that report will be monitored by the Company’s general counsel and brought to the attention of the chairman of the audit committee.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Duty to Report
Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have a duty to report it immediately. Each person is encouraged to report such conduct to a supervisor or superior, but if the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact chief risk officer or general counsel of the Company. Such communications will be kept in confidence to the extent appropriate or permitted by law. If the employee is still not satisfied with the response, the employee may contact the chairman of the audit committee or any of the other members of the audit committee. While employees, officers and directors are encouraged to use the Company’s internal reporting system outlined, above, in all cases, employees, directors and officers may directly report such violations outside the Company to appropriate authorities in accordance with law.

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns anonymously to the Company’s general counsel at 1 (844) 254-3064. Subject to its legal duties, the Company’s general counsel and chairman of the audit committee will treat such submissions confidentially. Such submissions may be directed to the attention of the Company’s audit committee, any director who is a member of the Company’s audit committee or the general counsel.
Each director, officer and employee who is involved in the Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC regulations. Each director, officer and employee who is involved in the Company’s public disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
As noted above, the Company has made a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Please call the general counsel of the Company at 1 (844) 254-3064 to report such matters anonymously. Any concerns regarding accounting or auditing matters reported to this hotline will be reviewed by the Company’s general counsel and communicated directly to the chairman of the audit committee.
When reporting a concern, an individual should supply sufficient information so that the matter may be investigated properly. As the ultimate objective of any investigation is to uncover the truth, any employee, officer or director who is found to have lied during an internal investigation will be subject to appropriate discipline, which could include immediate termination without compensation for that act of dishonesty. Full cooperation is expected both from anyone who is suspected or accused of improper conduct and from anyone who makes accusations against somebody else. Any information provided by an employee, officer or director will be handled in a confidential manner to the greatest extent possible. Moreover, as described below, the Company prohibits retaliation for reporting illegal or unethical behavior.

    Any person involved in any investigation in any capacity of a possible misconduct must not discuss or disclose any information to anyone outside of the investigation unless required or permitted by law or when seeking his or her own legal advice, and is expected to cooperate fully in any investigation.

    Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code. Further, these reporting methods should not be used for personal grievances not involving this Code.

Non-Retaliation
The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee for lawfully reporting internally or to appropriate authorities, or providing information or assistance in an investigation regarding misconduct. Any employee, officer or director who retaliates against another employee, officer or director for reporting known or suspected violations of legal or ethical obligations will be in violation of this Code and subject to disciplinary action, up to and including dismissal. Such retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

AMENDMENT, MODIFICATION AND WAIVER
This Code may be amended or modified by the board of directors of the Company, after receiving appropriate recommendation from any relevant committee, as appropriate. Only the board of directors or a committee of the board of directors with specific delegated authority may grant waivers of this Amended and Restated Code of Business Conduct and Ethics. Any waivers will be promptly disclosed as required by law or stock exchange regulation.
VIOLATIONS
Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.